UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
         _______________________________________________________________

Name:  A T Funds Investment Trust

Address of Principal Business Office:
               300 Pacific Coast Highway, Suite 305
               Huntington Beach, California  92648

Telephone Number:  (714) 969-0521

Name and address of agent for service of process:
               Alexander L. Popof
               300 Pacific Coast Highway, Suite 305
               Huntington Beach, California  92648

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
   Yes [X]         No [_]

                                   SIGNATURES

               Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Huntington Beach and the State of California on the 19th day of October, 2004.

                                             A T Funds Investment Trust

Attest: /s/ Alexander L. Popof               By: /s/ Mark G. Torline
        -------------------------------          -------------------------------
        Name:  Alexander L. Popof                Name:  Mark G. Torline
        Title:  Chief Financial Officer          Title:  Chief Executive Officer